Exhibit 99-2N


                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the inclusion in Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 of CypressTree Senior Floating Rate Fund, Inc. of our report dated February 24, 1999 relating to CypressTree Senior Floating Rate Fund, Inc., which is included in the Statement of Additional Information, which is part of such Registration Statement.

     We also consent to the reference to our Firm under the heading "Financial Highlights" in the Prospectus and the heading "Auditors and Financial Statements" in the Statement of Additional Information both of which are a part of the Registration Statement.


                                          /s/ DELOITTE & TOUCHE LLP


April 30, 1999
Boston, Massachusetts